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Exhibit 99.3

GMAC EDUCATION LOAN FUNDING TRUST-1
OFFICER'S CERTIFICATE OF THE
SUBSERVICER

GMAC Commercial Holding Capital Corp. 1801 California Street, Suite 3700 Denver, CO 80202 Attention: Ronald W. Page	Standard & Poor's Ratings Services 55 Water Street New York, NY 10041 Attention: Asset-Backed Surveillance Group
Zions First National Bank 717 17th Street, Suite 301 Denver, CO 80202 Attention: Corporate Trust Department	Fitch Ratings One State Street Plaza New York, NY 10004 Attention: Structured Finance
GMAC Education Loan Funding Trust-I c/o Wilmington Trust Company Rodney Square North, 1100 North Market Street Wilmington, DE 19890-0001 Attention: Corporate Trust Administration	Moody's Investors Service Inc. 99 Church Street New York, NY 10007 Attention: Structured Finance

        Pursuant to Section 12.01 of the Indenture of Trust by and among GMAC Education Loan Funding Trust-I, as Issuer, Zions First National Bank, as Indenture Trustee, and Zions First National Bank, as Eligible Lender Trustee, dated as of March 1, 2003, the undersigned hereby certifies that (a) a review of the activities of ACS Education Services, Inc. ("the Subservicer") from September 30, 2003 through December 31, 2003 and of its performance under the Federal FFEL Servicing Agreement, dated as of April 1, 2003, between the Subservicer and GMAC Commercial Holding Corp., as Servicer (the "Subservicing Agreement") has been made under the supervision of the undersigned; and (b) to the best of the undersigned's knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Subservicing Agreement throughout such year.

ACS EDUCATION SERVICES, INC, as Subservicer
Dated as of: December 31, 2003	By:	/s/ MELISS HANKIN
	Name:	Meliss Hankin
	Title:	Senior Vice President

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GMAC EDUCATION LOAN FUNDING TRUST-1 OFFICER'S CERTIFICATE OF THE SUBSERVICER